EXHIBIT 1.1

MORGAN STANLEY PORTFOLIOS, SERIES 90

TRUST AGREEMENT

Dated: July 31, 2026

This Trust Agreement among Morgan Stanley Smith Barney LLC., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Morgan Stanley Global Investment Solutions, Effective for Unit Investment Trusts Established On and After July 22, 2014” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisor and Trustee agree as follows:

Part I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.            The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

2.            The fractional undivided interest in and ownership of each Trust represented by each Unit thereof referred to in Section 1.01(51) is initially a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Units of fractional undivided interest outstanding” for each Trust in the “Statements of Financial Condition” in the Prospectus.

3.            The term “Deferred Sales Charge Payment Dates” shall mean the dates set forth in the “Summary of Essential Information” in the Prospectus.

4.            All references to individual Unitholder addresses in Section 3.05 are revised to reflect that the Depositor keeps the records of the names, addresses and Units held by all Unitholders of a Trust.

5.            The last sentence of Section 3.06(a) is replaced with the following:

“Each Unitholder shall also be furnished a change of address form as part of each statement.”

6.            The first sentence of Section 3.06(b) is replaced with the following:

“Within a reasonable period of time after the last Business Day of each calendar year, the Trustee shall prepare a statement setting forth, with respect to such calendar year and with respect to each Trust in existence during any part of such calendar year, the information specified below. The Trustee may furnish such statement by posting it to a website that is set forth in the Trust’s Prospectus (which may be a publicly available website). The Depositor will provide a paper copy of the statement to any Unitholder requesting the same in the manner specified in the Trust’s Prospectus.”

7.            The following is added to Section 3.07(a):

“(xiii)   if a security deposited into the Trust was not among those identified for inclusion in accordance with the criteria specified under “Investment Summary – Investment Concept and Selection Process” in the Prospectus, or

(xiv)     that such sale is necessary for the Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.”

8.            The Depositor’s annual compensation rate and the Evaluator’s annual compensation rate described in Section 3.13 and the Supervisor’s annual compensation rate described in Section 4.01 collectively shall be zero unless otherwise indicated in the Prospectus.

9.            The first sentence of Section 5.01(b) is replaced with the following:

“(b) During the initial offering period of a Trust (as determined by the Depositor and described in the related prospectus), the Evaluation for each Security shall be made in the following manner:  (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Securities; and (ii) with respect to other Securities such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Evaluator, or by the Depositor in the event that the Evaluator for the Trust is not either the Depositor or the Trustee.”

10.          Section 6.04 shall only apply to the Trust to the extent the Prospectus explicitly provides for a Unitholder to (i) elect to receive to a Rollover Distribution for purposes of investing such distribution of cash and securities in a subsequent series of the Trust, and/or (ii) to utilize a Rollover Distribution from a previous series for purposes of acquiring Units of the Trust.

11.          The first sentence of Section 7.02 is replaced with the following:

“The Trustee shall keep proper books of record and account of all the transactions of each Trust under this Indenture at its corporate trust office, and such books and records of each Trust shall be open to inspection by any Unitholder of such Trust at all reasonable times during the usual business hours.”

12.          The Trustee’s annual compensation rate described in Section 7.04 shall be that amount set forth under “Trustee’s Fee” in the “Fee Table” in the Prospectus.

13.          The second paragraph of Section 9.02 is replaced with the following:

“Written notice shall be given by the Depositor in connection with any termination to each Unitholder in connection with a Termination Date such notice shall be given no later than 30 days before the Termination Date.  To the extent that a Trust’s Prospectus provides for an In Kind Distribution (as described in Section 6.02), included with such termination notice shall be a form to enable Unitholders owning that number of Units referred to in the Prospectus to request an In Kind Distribution during the period ending 31 days prior to date of the related Trust’s termination.  No Unitholder shall be permitted to have Units redeemed through an In Kind Distribution within 30 days of any Trust termination.”

14.          Section 9.05 is revised to reflect that the address of the corporate trust office of the Trustee shall be the current address as indicated in the Trust’s Prospectus, and further, that the address of each Unitholder is maintained by the Depositor.

15.          The following Section 10.01 is added to the Standard Terms and Conditions of Trust:

“Section 10.01 Indemnification. The Trust shall pay and hold the Depositor, Supervisor and Evaluator (collectively, the “Sponsor”) harmless from and against any loss, liability or expense incurred in acting in such roles for the Trust other than by reason of wilful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder, including the costs and expenses of the defense against any claim or liability in the premises. The Sponsor shall not be under any obligation to appear in, prosecute or defend any legal action which in its opinion may involve it in any expense or liability; provided, however, that the Sponsor may in its discretion undertake any such action which it may deem necessary or desirable in respect of this Indenture and the rights and duties of the parties hereto and the interests of the Unitholders hereunder and, in such event, the legal expenses and costs of any such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust and shall be paid directly by the Trustee out of the Income and Capital Accounts as provided by Section 3.05.”

16.           IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

MORGAN STANLEY SMITH BARNEY LLC

By:	/s/ MICHAEL B. WEINER
Executive Director

THE BANK OF NEW YORK MELLON

By:	/s/ MARGARITA KALANTAROVA
Vice President

SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED
IN
MORGAN STANLEY PORTFOLIOS, SERIES 90

[Incorporated herein by this reference and made a part hereof is the “Portfolio” schedule as set forth in the Prospectus of the applicable underlying portfolio.]